SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CCE HOLDINGS, LLC

dated as of _______, 2006

LLC Agreement.DOC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CCE HOLDINGS, LLC

This Second Amended and Restated Limited Liability Company Agreement of CCE Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of this ___ day of ________, 2006, by and between Energy Transfer Partners, L.P., a Delaware limited partnership, CCE Acquisition, LLC, a Delaware limited liability company, and CCEA Corp., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of Delaware on May 14, 2004, in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the parties hereto are the sole members of the Company; and

WHEREAS, the parties hereto desire to amend and restate the limited liability company agreement of the Company as set forth herein in order to provide for the manner in which the Company shall be governed and operated subsequent to the date hereof; and

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual covenants and agreements contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1  Defined Terms. The following terms have the meanings hereinafter indicated whenever used in this Agreement with initial capital letters:

“Accepting Member” shall have the meaning specified in Section 5.1(b)(i).

“Act” shall mean the Delaware Limited Liability Company Act, at Del. Code Ann., Title 6, Section 18-101, et seq., as amended.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii) (d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.

“Administrative Services Agreement” shall mean the Amended and Restated Administrative Services Agreement substantially in the form of Exhibit C or in such other form as shall be approved by the Executive Committee.

“Administrative Services Provider” shall mean the Person that from time to time shall be a party to the Administrative Services Agreement with the Company.

“Affiliate” shall mean, with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Percentage Interest” shall mean, with respect to each Member, its proportionate interest, expressed as a percentage, in the residual Profits, Losses and distributions of the Company to which the Members are entitled. The Aggregate Percentage Interests of the Members are set forth on Exhibit A.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement, including all exhibits and schedules attached hereto, as amended, modified or otherwise supplemented, from time to time.

“Asset Value” shall mean, with respect to any asset of the Company (other than cash), the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

(a) the initial Asset Value of any asset (other than cash) contributed by a Member to the Company shall be the fair market value of such asset (as determined by the Members) at the time of contribution;

(b) the Asset Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as of the following times:

(i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for a Capital Contribution;

(ii) the distribution by the Company to a Member of an amount of money or Company property as consideration for an interest in the Company; or

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c) the Asset Value of any Company asset distributed in kind to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Members;

(d) the Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Asset Values shall not be adjusted pursuant to Code Section 743(b) to the extent that the Members make a corresponding adjustment under subparagraph (b)(ii); and

(e) if the Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII.

The foregoing definition of “Asset Value” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of its creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (ii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days, or (iii) an order for relief shall have been issued or entered therein; (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or all or a part of its property shall have been entered; or (h) any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” shall mean any day that is neither a Saturday nor a Sunday nor a legal holiday on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in the States of New York or Texas.

“Capital Account” shall mean, with respect to any Member (and without duplication), the Capital Account maintained for such Member in accordance with the following provisions:

(a) From time to time, the Capital Account of each Member shall be increased by (i) the amount of any cash contributed by the Member to the Company, (ii) the Asset Value (as determined by the Members) of any property contributed by the Member to the Company (net of liabilities that the Company is deemed to have assumed or taken subject to, under and pursuant to Section 752 of the Code), and (iii) allocations to the Member of Profit (or items thereof) and other income and gain pursuant to Section 7.1, including income and gain exempt from tax, and income and gain described in Regulations Section 1.704-1(b)(2)(iv)(g), but excluding items of income and gain described in Regulations Section 1.704-1(b)(4)(i).

(b) The Capital Account of each Member shall be decreased by (i) the amount of any cash distributed to such Member, (ii) the Asset Value (as determined by the Members) of any property distributed to such Member (net of any liabilities that such Member is deemed to have assumed or taken subject to, under and pursuant to Section 752 of the Code), (iii) allocations to the Member of expenditures described in Section 705(a)(2)(B) of the Code, and (iv) allocations to the Member of Loss (or items thereof) and other loss and deductions pursuant to Section 7.1, including loss and deduction described in Regulations Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (iii) above, tax items of loss and deduction described in Regulations Section 1.704-1(b)(4)(i), and items of deduction described in Regulations Section 1.704-1(b)(4)(iii).

(c) A single Capital Account shall be maintained for each Member, which Capital Account shall reflect all allocations, distributions, or other adjustments required by this definition with respect to the Membership Interest owned by such Member.

(d) Upon any transfer of all or part of a Membership Interest as permitted by this Agreement, the Capital Account (or portion thereof) of the transferor that is attributable to the transferred interest (or portion thereof) shall carry over to the transferee as prescribed by Regulations Section 1.704-1(b)(2)(iv)(l).

(e) Notwithstanding anything to the contrary in this definition, it is the intention of the Members that the Capital Accounts of the Members be maintained strictly in accordance with the capital account maintenance requirements of Regulations Section 1.704-1(b)(2)(iv), and that such Capital Accounts be adjusted to the extent required by the provisions of such Regulations or any successor provisions thereto.

“Capital Contribution” shall mean the total amount of money and the net fair market value of property (as determined by the Executive Committee) contributed by each Member to the Company pursuant to this Agreement.

“Cash Flow” shall mean, with respect to any period, all cash received by the Company (other than from the liquidation of any assets pursuant to Article X) plus all cash withdrawn from reserves (as determined to be appropriate by the Executive Committee or, if the Executive Committee does not approve the amount of such reserves, no withdrawal from reserves will be made for such period), less (a) all operating expenses of the Company (including amounts payable under the Administrative Services Agreement but excluding capital expenditures), (b) any amounts withheld by the Company in accordance with Section 6.2, (c) additions to reserves made during such period (as determined to be appropriate by the Executive Committee or, if the Executive Committee does not approve the amount of such reserves, no addition to reserves will be made for such period) and (d) all payments of interest and scheduled principal in respect of Indebtedness of the Company.

“CCE” shall mean CCE Acquisition, LLC, a Delaware limited liability company, and any of its Affiliates that are Members.

“Certificate” shall mean the Certificate of Formation of the Company.

“Citrus Corp.” shall mean Citrus Corp., a Delaware corporation.

“Class A Executive Committee Member” shall have the meaning specified in Section 4.1(c).

“Class A Member” shall mean each Person listed on Exhibit A hereto and indicated as such, its respective permitted successors and assigns, and any other Person that is hereafter admitted as a Class A Member pursuant to Article VIII.

“Class A Membership Interest” shall mean a Class A Member’s entire interest in the Company including such Class A Member’s right to share in the Profits and Losses and distributions of the Company, and the Class A Member’s right to vote or consent to, or otherwise participate in, any decision or action of or by the Class A Members granted pursuant to this Agreement or the Act.

“Class A Percentage Interest” shall mean a Class A Member’s proportionate interest, expressed as a percentage, in the residual Profits, Losses, and distributions of the Company to which the Class A Members are entitled. The Class A Percentage Interests of the Class A Members are set forth on Exhibit A.

“Class A Prohibited Transferee” shall mean any Persons designated on Exhibit B as a Class A Prohibited Transferee and any Affiliate or successor thereof.

“Class B Executive Committee Member” shall have the meaning specified in Section 4.1(c).

“Class B Member” shall mean each Person listed on Exhibit A hereto and indicated as such, its respective permitted successors and assigns, and any other Person that is hereafter admitted as a Class B Member pursuant to Article VIII.

“Class B Membership Interest” shall mean a Class B Member’s entire interest in the Company including such Class B Member’s right to share in the Profits and Losses and distributions of the Company, and the Class B Member’s right to vote or consent to, or otherwise participate in, any decision or action of or by the Class B Members granted pursuant to this Agreement or the Act.

“Class B Percentage Interest” shall mean a Class B Member’s proportionate interest, expressed as a percentage, in the residual Profits, Losses, and distributions of the Company to which the Class B Members are entitled. The Class B Percentage Interests of the Class B Members are set forth on Exhibit A.

“Class B Prohibited Transferee” shall mean any Persons designated on Exhibit B as a Class B Prohibited Transferee and any Affiliate or successor thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

“Company” shall have the meaning assigned thereto in the preamble to this Agreement.

“Company Minimum Gain” shall mean the amount determined in accordance with Regulations Section 1.704-2(d) by (a) computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof, and (b) aggregating all separate amounts so computed.

“Company Subsidiaries” shall mean CrossCountry, CrossCountry Alaska, LLC, CrossCountry Energy Services, LLC, Transwestern Holding Company, LLC, Transwestern and CrossCountry Citrus, LLC; provided, however, that none of the foregoing shall be considered a “Company Subsidiary” at such time as the Company shall have disposed of its ownership interests therein.

“Contribution Offer Expiration Date” shall have the meaning specified in Section 5.1(b)(i).

“Contribution Offer Notice” shall have the meaning specified in Section 5.1(b)(i).

“CrossCountry” shall mean CrossCountry Energy, LLC, a Delaware limited liability company.

“Credit Facilities” shall mean such loan agreements and instruments to which the Company or any Company Subsidiary shall be a party from time to time.

“Depreciation” shall mean, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method selected by the Members.

“EBITDA” shall mean for any period the consolidated net income of the Company determined in accordance with GAAP plus (a) its reported interest expense, plus (b) its reported income tax expense, plus (c) the amount it reported as depreciation of assets, plus (d) the amount it reported as the amortization of intangibles, plus (e) 50% of Citrus Corp.’s reported interest expense, plus (f) 50% of the amount Citrus Corp. reported as income tax expense, plus (g) 50% of the amount Citrus Corp. reported as depreciation of assets, plus (g) 50% of the amount Citrus Corp. reported as the amortization of intangibles, in each case as determined in accordance with GAAP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated there under.

“ETP” shall mean Energy Transfer Partners, L.P., a Delaware limited partnership, and any of its Affiliates that are Members.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Committee” shall have the meaning specified in Section 4.1(a).

“Executive Committee Members” shall have the meaning specified in Section 4.1(a).

“Fiscal Year” shall mean the taxable year of the Company, which initially shall be the calendar year.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any court, tribunal, agency, commission, official or other instrumentality of the United States or any state or political subdivision thereof.

“Indebtedness” shall mean, with respect to any Person, (A) all obligations for borrowed money of the such Person, (B) all obligations for the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered, (C) the capitalized amount (determined in accordance with GAAP) of all obligations such Person is required to pay or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, (D) all obligations for borrowed money secured by any lien upon or in any property owed by such Person whether or not such Person has assumed or become liable for the payment of such obligations for borrowed money and (E) all obligations of the type described in any of clauses (A) through (D) above which are guaranteed, directly or indirectly, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person.

“Liquidating Trustee” shall have the meaning specified in the Act.

“Managing Member” shall mean the Member designated pursuant to Section 4.3.

“Material Regulatory Filing” shall mean any filing with any Governmental Authority which, if determined adversely to the Company, would have a material adverse effect on the business, assets or financial condition of the Company.

“Member Nonrecourse Debt” shall mean debt of the Company determined in accordance with the principles of Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

“Members” shall mean each of the Persons set forth on Exhibit A and any other Person that hereafter is admitted as a Member pursuant to Article VIII.

“Membership Interest” and “Membership Interests” shall mean, individually the Class A Membership Interest or the Class B Membership Interest and, collectively, the Class A Membership Interests and the Class B Membership Interests, as the context requires.

“Minimum Gain Attributable to Member Nonrecourse Debt” shall mean that amount determined in accordance with the principles of Regulations Sections 1.704-2(i)(3), (4) and (5).

“Nonrecourse Deductions” shall mean that amount determined in accordance with Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” shall mean any liability of the Company treated as a nonrecourse liability under Regulations Section 1.704-2(b)(3).

“Person” shall mean any individual, partnership, limited liability company, corporation, trust or other entity.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) In the event the Asset Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Asset Value;

(e) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(f) To the extent an adjustment to any adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest in the Company, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the assets) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(g) Any items which are specially allocated pursuant to Section 7.1(c) shall not be taken into account in computing Profits and Losses.

“Prohibited Transferee” shall mean those Persons set forth on Exhibit B and any Affiliate or successor thereof.

“Rate Filing” shall mean any application, notice or other submission filed with or otherwise delivered to any Governmental Authority relating to the establishment of, or modification or supplement to, the rates, tariffs or charges for services or commodities provided by any Company Subsidiary; provided, however, that “Rate Filing” shall not include any of the foregoing unless the intended or expected effect thereof is (i) to increase the revenues of the applicable Company Subsidiary by more than 10% per annum, (ii) to increase or decrease the rates chargeable for transportation of natural gas through the applicable Company Subsidiary’s pipeline facilities by more than 10%, (iii) the offering by the applicable Company Subsidiary of a new service or (iv) the expansion or addition of capacity of, or the increase in the pressure of, the applicable Company Subsidiary’s pipeline facilities.

“Redemption Agreement” shall mean the Redemption Agreement, dated as of September 14, 2006, between the Company and ETP.

“Regulatory Allocations” shall have the meaning set forth in Section 7.1(c)(vii).

“Regulations” shall mean any and all temporary and final regulations promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SUG” shall mean Southern Union Company, a Delaware corporation.

“Tax Matters Member” shall mean the Member designated to serve as such pursuant to Section 7.5.

“Third Party Purchaser” shall mean any Person (other than a Member or an Affiliate of a Member) that has expressed an interest to purchase any of the Class A Membership Interests or Class B Membership Interests.

“Third Party Purchaser Notice” shall have the meaning specified in Section 8.2.

“Transfer” shall mean any, direct or indirect, sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law (including through the state law conversion of the legal status of a Member), of a Membership Interest or any portion thereof including as a result of a sale or transfer of the equity interests in a Member or its direct or indirect parent, but the term “Transfer” shall not include any sale or transfer of equity interests in ETP or SUG.

“Transferee” shall mean any Person that receives a Membership Interest as the result of a Transfer from a Transferring Member.

“Transferring Member” shall have the meaning specified in Section 8.2.

“Transwestern” shall mean Transwestern Pipeline Company, LLC.

1.2  Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)  the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)  the singular shall include the plural and the plural shall include the singular wherever appropriate;

(c)  words importing any gender shall include other genders;

(d)  the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)  the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)  references to “Sections”, “Articles”, “Exhibits” and “Appendices” shall be to Sections, Articles, Exhibits and Appendices of or to this Agreement;

(g)  references to any Person include the successors and permitted assigns of such Person;

(h)  the use of the words “or,” “either” and “any” shall not be exclusive;

(i)  wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j)  references to any agreement or contract, unless otherwise stated, are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(k)  the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.
ORGANIZATIONAL MATTERS

2.1  Formation. The Company has been formed and exists for the limited purposes described herein and shall be governed by and operated in accordance with the Act. The Members shall execute and the Managing Member shall make, or cause to be made, all filings required by the Act or other applicable law with respect to the formation and operation of the Company.

2.2  Name. The name of the Company is CCE Holdings, LLC.

2.3  Principal Place of Business. The principal place of business of the Company shall be located at 5444 Westheimer Road, Houston, TX 77056. The Members may change the principal place of business of the Company at any time and from time to time.

2.4  Registered Office and Agent. The registered office of the Company shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the registered agent for the Company at such office shall be The Corporation Trust Company. The Executive Committee may change the registered office of the Company or the registered agent for the Company at any time, and from time to time.

2.5  Term. The term of the Company shall commence upon the filing of the Certificate and shall continue until dissolved in accordance with Article X or the Act.

ARTICLE III.
BUSINESS OF THE COMPANY

3.1  Purpose. The business of the Company shall be to, directly and indirectly, own and manage ownership interests in the Company Subsidiaries, and their respective assets, and to engage in any business necessary or incidental thereto.

ARTICLE IV.
MANAGEMENT OF COMPANY

4.1  Executive Committee.

(a)  Establishment. There is hereby established a committee of Member representatives (the “Executive Committee”) comprised of natural Persons (the “Executive Committee Members”) having the authority and duties set forth in this Agreement. Any decisions to be made by the Executive Committee shall require the unanimous approval of the Executive Committee Members; provided, however, that in the case of any action or decision by the Executive Committee relating to (i) the commencement of any legal or arbitration proceedings against a Member or an Affiliate thereof, (ii) entering into any transaction with a Member or any of its Affiliates of the type referred to in Section 4.2(g) or (iii) the enforcement or waiver of any rights of the Company under any material agreement with a Member or any of its Affiliates, the Executive Committee Members appointed by the Class of Membership Interests held by such Member (and respecting which such Member is entitled to exercise voting rights as provided in Section 4.2(a)(ii) and Section 4.2(a) (iii)) shall not participate in any decisions by the Executive Committee in respect of such matters and such Executive Committee Members shall be disregard for purposes of this Section 4.1(a) and Section 4.2(d)(iv) to the extent of any Executive Committee meetings or decisions relating to any such matters. Absent authority granted by the Executive Committee, no Member or Executive Committee Member shall have the power to act for or on behalf of, or to bind, the Company. At each meeting of the Executive Committee, the Executive Committee shall designate a person to preside over such meeting.

(b)  Powers. The business and affairs of the Company shall be managed by or under the direction of the Executive Committee, except as otherwise expressly provided in this Agreement. The Executive Committee shall have the power on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company contemplated by Section 3.1 and to perform all acts that the Executive Committee may deem necessary or advisable in connection therewith.

(c)  Composition of the Executive Committee and Appointment of Executive Committee Members. The Executive Committee shall consist of four members, two of whom shall be appointed by the Class A Members (the “Class A Executive Committee Members”), and two of whom shall be appointed by the Class B Members (the “Class B Executive Committee Members”). In addition, the Class A Members and the Class B Members may appoint one or more alternates for the Class A Executive Committee Members and the Class B Executive Committee Members, respectively, and each such alternate shall have all of the powers of a Executive Committee Member in such Executive Committee Member’s absence or inability to serve. The Class A Members shall have the power to remove any Class A Executive Committee Member, and the Class B Members shall have the power to remove any Class B Executive Committee Member. Any vacancy on the Executive Committee shall be filled by the Class A Members if the vacancy shall be in respect of a Class A Executive Committee Member, or by the Class B Members if the vacancy shall be in respect of a Class B Executive Committee Member. The Class A Members shall notify the Class B Members, and the Class B Members shall notify the Class A Members, of their respective appointments or removals of Executive Committee Members as provided in this Section 4.1(c). In addition to the Executive Committee Members, the Class A Members and the Class B Members shall each be entitled to appoint one individual who shall be entitled to attend each meeting of the Executive Committee and receive all notices and other information provided to the Executive Committee Members, but no such observer shall be entitled to any other rights or privileges granted to the Executive Committee Members hereunder or pursuant hereto. The Class A Members and the Class B Members shall be entitled to remove and replace their respective Executive Committee observers from time to time. The Class A Members shall notify the Class B Members, and the Class B Members shall notify the Class A Members, of their respective appointments or removals of their Executive Committee observers as provided in this Section 4.1(c).

(d)  Meetings of the Executive Committee. Regular meetings of the Executive Committee shall be held at least four times in each Fiscal Year and may be held at such place, within or without the State of Delaware, as shall from time to time be determined by unanimous consent of the Executive Committee. Special meetings of the Executive Committee may be called by or at the request of any Executive Committee Member. Notice of each such regular or special meeting shall be mailed to each Executive Committee Member, addressed to such Executive Committee Member at his or her residence or usual place of business, at least five days before the date on which the meeting is to be held, or shall be sent to such Executive Committee Member at such place by personal delivery, telephone, electronic mail or telecopier, not later than five days (or, in the case of meetings held by telephone, one day) before the day on which such meeting is to be held. Each such notice shall state the time and place of the meeting and, as may be required, the purposes thereof.

(i)  Any Executive Committee Member who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Executive Committee Member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Managing Member of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to any Executive Committee Member who voted in favor of such action.

(ii)  Executive Committee Members may participate in and act at any meeting of the Executive Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 4.1(d) shall constitute presence in person at the meeting.

(iii)  Unless otherwise restricted by this Agreement or the Act, any action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting if all the Executive Committee Members consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Executive Committee.

(iv)  At each meeting of the Executive Committee, the presence of at least one Class A Executive Committee Member and each Class B Executive Committee Member shall constitute a quorum and be required for the transaction of business, subject to the provisions of Section 4.1(a) in respect of decisions to be made by the Executive Committee.

(e)  Compensation of Executive Committee Members. Executive Committee Members shall not receive any compensation from the Company for their services but may be reimbursed for any expenses related to attendance at each meeting of the Executive Committee.

4.2  Actions Requiring Executive Committee Approval The following actions by the Company shall require the approval of the Executive Committee:

(a)  commencing, or any other material action with respect to, a Bankruptcy Event of the Company or of any Company Subsidiaries;

(b)  transferring any assets of the Company to satisfy any liabilities of any of the Members or their respective Affiliates (or any trade or business, whether or not incorporated, that is treated as a single employer together with such Member or its Affiliates (under section 414 of the Code or section 4001(b) of ERISA)) arising from ERISA;

(c)  selling, exchanging, licensing as licensor, leasing as lessor, or disposing of any assets of the Company or any Company Subsidiaries in excess of $30 million;

(d)  engaging in, or acquiring any material assets related to, any business other than the business historically conducted by CrossCountry with a value in excess of $30 million, other than assets sold or exchanged in the ordinary course;

(e)  redeeming any ownership interest in the Company;

(f)  making any non-pro rata distribution of cash, income, assets or rights to any Member, except to the extent permitted under this Agreement, and making any other distribution not expressly permitted by Article VI hereof (other than the distribution contemplated by Section 5.1(c) of the Redemption Agreement);

(g)  entering into any material transactions (including purchases, sales or leases of assets) by the Company or any Company Subsidiaries with or for the benefit of a Member or an Affiliate thereof;

(h)  incurring or assuming any Indebtedness by the Company or any Company Subsidiary in excess of $50 million in the aggregate, excluding the Indebtedness incurred prior to the date hereof in connection with the acquisition of the Company Subsidiaries by the Company;

(i)  any repayment (other than (i) repayments in accordance with scheduled maturity or which are otherwise mandatory pursuant to the terms of any document to which the Company or a Company Subsidiary is a party and (ii) paydowns on any revolving credit facility), voluntary prepayment or redemption of, or any refinancing or other modification of the terms of, any indebtedness pertaining to the Company or a Company Subsidiary;

(j)  initiating any material legal proceedings or arbitration on behalf of the Company or a Company Subsidiary, or agreeing to the settlement of any claim by or against the Company or a Company Subsidiary with respect to claims in excess of $3 million, or which includes requests for any material injunction, specific performance or other equitable relief; provided, however, that if the vote of the Executive Committee results in a tie, the Class A Executive Committee Members shall prevail on any such votes relating solely to any Company Subsidiary (other than Transwestern), or any entity owned by Citrus Corp. and the Class B Executive Committee Members shall prevail on any such votes relating solely to Transwestern;

(k)  entering into any confession of a judgment in excess of $3 million against the Company or a Company Subsidiary; provided, however, that if the vote of the Executive Committee results in a tie, the Class A Executive Committee Members shall prevail on any such votes relating solely to any Company Subsidiary (other than Transwestern), or any entity owned by Citrus Corp. and the Class B Executive Committee Members shall prevail on any such votes relating solely to Transwestern;

(l)  adopting each annual budget for the Company and each Company Subsidiary, and any amendment or other modification to any such budget; provided, that if the Executive Committee is unable to agree on the annual budget for any year for the Company or any Company Subsidiary, the Company or such Company Subsidiary, as the case may be, shall adopt an annual budget equal to the annual budget in effect in the immediately preceding year, subject to the discretion of the Managing Member to increase one or more line items by not more than 5% (and subject to the limitation that the budgeted EBITDA for the new year shall not be less than 90% of the budgeted EBITDA for the preceding year);

(m)  the making of any Rate Filing or any Material Regulatory Filing with any Governmental Authority by the Company or any Company Subsidiary, except to the extent such filing is required to be made by applicable law; provided, however, that if the vote of the Executive Committee results in a tie, the Class A Executive Committee Members shall prevail on any such votes relating solely to any Company Subsidiary (other than Transwestern) or any entity owned by Citrus Corp. and the Class B Executive Committee Members shall prevail on any such votes relating solely to Transwestern;

(n)  implementing any material change in accounting policies or practices in respect of the Company or any Company Subsidiary, in each case except to the extent that such change is required to be made by GAAP or applicable law, or terminating the engagement of the Company’s principal independent auditors; and

(o)  the entry into any new line of business by the Company.

4.3  Management of the Company.

(a)  Managing Member. Day-to-day management of the Company in accordance with the polices established, and direction given, by the Executive Committee from time to time, and subject to the limitations provided elsewhere in this Agreement, shall be the responsibility of a managing Member (the “Managing Member”). In addition, the Managing Member shall provide to any Executive Committee Member such additional information as such Executive Committee Member may reasonably request from time to time to the extent that (i) such requested information relates to the operation of the Company or any Company Subsidiary and (ii) the Managing Member has such information or can acquire it without unreasonable effort. Subject to the next following sentence, the Managing Member shall be CCE. If at any time (x) CCE and its Affiliates shall cease to hold at least 80% of the Class A Membership Interests, or (y) CCE or any of its Affiliates that is a Member shall breach in any material respect any of its obligations under this Agreement, Members holding not less than a majority of the Class B Membership Interests (taking into the account the provisions of Section 4.4(a)(iii)) shall have the right (but not the obligation) to designate a replacement Managing Member by written notice to CCE, which replacement shall be effective immediately or at such other time as shall be specified in such written notice to CCE. In the case of any such replacement, CCE shall cooperate fully in the transition to such new Managing Member.

(b)  Administrative Services Agreement. Simultaneously with the execution of this Agreement, the Company shall enter into the Administrative Services Agreement with the Administrative Services Provider. Subject to the next following sentence, the Administrative Services Provider shall be an Affiliate of CCE that is designated by CCE and is qualified to perform the duties required of it under the Administrative Services Agreement. Members holding not less than a majority of the Class B Membership Interests shall have the right (but not the obligation) to designate a replacement Administrative Services Provider (that may be an Affiliate of ETP) by written notice to CCE and the then current Administrative Services Provider, which replacement shall be effective immediately or at such other time as shall be specified in such written notice to CCE and the Administrative Services Provider, (i) upon the Administrative Service Provider’s material breach of its obligations under the Administrative Services Agreement, and the Administrative Service Provider’s failure to cure such breach within 60 days following the Administrative Service Provider’s receipt of written notice from the Company setting forth in reasonable detail the relevant conduct or failure, (ii) upon any of the representations and warranties of the Administrative Service Provider contained in the Administrative Services Agreement proving to be materially false, incomplete or misleading, and not reasonably subject to cure in a manner that will result in no material harm to the Company, (iii) upon the Administrative Service Provider committing a material violation of any law applicable to Company or any Company Subsidiary, (iv) if SUG, or its Affiliates, cease to own beneficially at least a majority of the Class A Membership Interests or (v) in the event of a failure by the Company or any Company Subsidiary to pay principal or interest as and when due under any credit facility (subject to applicable grace periods). It is expressly understood and agreed that the foregoing provisions shall be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company or any other Member (other than CCE or any of its Affiliates) upon any breach of the Administrative Services Agreement by the

Administrative Services Provider, CCE or any of its Affiliates. In the case of any such replacement, CCE shall cause its Affiliate Administrative Services Provider to cooperate fully in the transition to such new Administrative Services Provider.

(c)  Transwestern Matters. At the request of the Class B Member, representatives of the Managing Member and the Class B Member shall meet weekly. During such meetings, the Class B Member shall be entitled to provide guidance to the Managing Member with respect to material decisions involving, or otherwise relating to, Transwestern, including decisions with respect to commercial, financial, regulatory, operational and other general policy matters involving, or otherwise relating to, Transwestern.

4.4  Member Rights and Obligations.

(a)  Voting Rights. Except as provided in this Agreement or as otherwise required by applicable law;

(i)  the Class A Members and the Class B Members shall vote together without distinction as to class, and any action requiring the approval of the Members shall require the affirmative vote of the Class A Members and Class B Members holding a majority of the Class A Membership Interests and the Class B Membership Interests;

(ii)  all actions requiring the approval of the Class A Members, and unless expressly provided otherwise, all other actions to be taken by the Class A Members (including, without limitation, any direction to be given to the Executive Committee Members appointed by the Class A Members),shall require the affirmative vote of Members holding a majority of the Class A Membership Interests; provided, however, that in the case of any vote by the Class A Members, whether pursuant to this Section or any other provision of this Agreement, ETP and any of its Affiliates holding any Class A Membership Interests shall not be entitled to participate in such vote and the Class A Membership Interests held by them shall be disregarded for all purposes of such vote; and

(iii)  all actions requiring the approval of the Class B Members, and unless expressly provided otherwise, all other actions to be taken by the Class B Members (including, without limitation, any direction to be given to the Executive Committee Members appointed by the Class B Members), shall require the affirmative vote of Members holding a majority of the Class B Membership Interests; provided, however, that in the case of any vote by the Class B Members, whether pursuant to this Section or any other provision of this Agreement, CCE and any of its Affiliates holding any Class B Membership Interests shall not be entitled to participate in such vote and the Class B Membership Interests held by them shall be disregarded for all purposes of such vote.

(b)  Actions Requiring Unanimous Approval of Members. The following actions by the Company shall require the unanimous approval of all of the Members:

(i)  amending the Certificate or this Agreement;

(ii)  requiring any Member to contribute additional capital; and

(iii)  issuing any Membership Interests or other equity securities of the Company to any Member.

(c)  Actions Requiring Approval of Two-Thirds of Class A Members and Class B Members. The following actions by the Company shall require the approval of Members holding at least two-thirds of the Class A Membership Interests and Members holding at least two-thirds of the Class B Membership Interests:

(i)  dissolving, terminating or liquidating the Company or any Company Subsidiary;

(ii)  selling all or substantially all of the assets of the Company or any Company Subsidiary; and

(iii)  merging, consolidating or changing the form of entity of the Company or any Company Subsidiary, whether or not involving a change of control.

(d)  Members’ Meetings. Meetings of the Members may be called from time to time by the affirmative vote of the Executive Committee Members or upon written request of any Member having an Aggregate Percentage of not less than 20% delivered to any member of the Executive Committee. If action is to be taken at a duly called meeting of the Members, notice of the time, date and place of meeting shall be given by the Managing Member, at the direction of the Executive Committee, to each other Member by personal delivery, telephone, electronic mail or telecopier sent to the address of each Member set forth on Exhibit A at least five business days in advance of the meeting; provided, however, that no notice need be given to a Member who waives notice before or after the meeting or who attends the meeting without protesting at or before its commencement the inadequacy of notice to such Member. The Members may attend a meeting in person or by proxy. Meetings of the Members shall be held at the Company’s principal place of business during normal business hours, or at such other place and time as unanimously agreed by the Members; provided, however, that the Members may participate in and act at any meeting of the Members through the use of a conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation in the meeting shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if one or more written consents to such action shall be signed by Members whose affirmative vote at a meeting would be sufficient to approve such action. Such written consents shall be delivered to the principal office of the Company and, unless otherwise specified, shall be effective on the date when the first consent is delivered.

(e)  Limitation of Authority. Except in accordance with the provisions of this Agreement, no Member shall have any right or authority to act for or bind the Company.

4.5  Limitation of Liability. No Member, Managing Member, Executive Committee Member or any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any failure or refusal to perform any acts except those required by the terms of this Agreement or (iii) any performance or omission to perform any acts in reliance in good faith on the advice of independent accountants or legal counsel for the Company.

4.6  Indemnification. In any threatened, pending or completed action, suit or proceeding to which a Member, Managing Member, Executive Committee Member or any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing was or is a party or is threatened to be made a party by reason of the fact that such Person is or was acting on behalf of the Company (other than an action by or in the right of the Company), the Company shall indemnify such Member, Managing Member, Executive Committee Member or any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding to the maximum extent permitted by applicable law, provided that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and that the conduct giving rise to the liability for which indemnification is sought does not constitute fraud, gross negligence or gross misconduct.

ARTICLE V.
CONTRIBUTIONS

5.1  Capital Contribution. Unless unanimously agreed to by the Members in writing, no Member shall be required to make additional Capital Contributions to the Company. In addition, no Member shall be allowed to make additional Capital Contributions to the Company without the approval of CCE (but only so long as it shall be a Member) and of ETP (but only so long as it shall be a Member).

5.2  No Right to Interest or Return of Capital. Except as set forth herein, no Member shall be entitled to any return of, or interest on, Capital Contributions to the Company. No Member shall have any liability for the return of the Capital Contribution of any other Member and each Member shall look only to the assets of the Company for return of its Capital Contribution.

5.3  No Third Party Rights. The obligations or rights of the Company or the Members to make any Capital Contribution under this Article V shall not grant any rights to or confer any benefits upon any Person who is not a Member.

ARTICLE VI.
DISTRIBUTIONS

6.1  Cash Flow. Subject to Sections 6.2, 6.3 and 11.2, Cash Flow shall be distributed at such times as shall be determined by the affirmative vote of the Executive Committee to each Class A Member and Class B Member in proportion to their respective Aggregate Percentage Interests. Distributions to each Member shall be sent via wire transfer to such account identified by such respective Member in writing to the Managing Member from time to time.

6.2  Amounts Withheld for Taxes. Notwithstanding any provision of this Agreement to the contrary, if the Company is required to pay, with respect to or on behalf of any Member or any other Person, any amount required to be withheld by the Company in respect of taxes based on or measured by income under federal, state, or local law or any estimated tax or similar amount, such Member or other Person shall, upon demand of the Company, promptly reimburse the Company for such amount. To the extent that such Member or other Person has not so reimbursed the Company, any and all amounts so paid by the Company may be withheld from and offset against distributions to such Member or other Person and shall be considered for all purposes of this Agreement to have been distributed to such Member or other Person pursuant to this Article VI.

6.3  Minimum Distribution for Taxes. To the extent permitted by applicable Credit Facilities and other obligations of the Company, the Company shall distribute in accordance with Section 6.1, with respect to each Fiscal Year and during the period commencing on the first day of such Fiscal Year and ending on the 15th day of the third month following the end of such Fiscal Year, an amount equal to the lesser of (a) (i) the Company's Cash Flow for such Fiscal Year less (ii) the aggregate amount of all quarterly distributions of Cash Flow previously made during such Fiscal Year and (b) 40% (or such other percentage as may be determined by the Executive Committee) of the taxable income of the Company for such Fiscal Year. For purposes of this Section 6.3, the taxable income of the Company for each Fiscal Year shall be computed as though the Company were a corporation which did not file consolidated Federal income tax returns, as though such corporation did not make any of the elections specified in Code Section 703(b), as though Code Section 243(a)(1) and Code Section 243(c) (if applicable), rather than Code Section 243(a)(3), applied to "qualifying dividends" (as defined in Code Section 243(b)(1)), without regard to any carryover or carryback of any net operating loss, capital loss, investment credit, unused foreign tax, excess charitable contribution, passive loss or credit, or other item from any other year, and without regard to the provisions of Code Section 703(a).

ARTICLE VII.
ALLOCATIONS

7.1  Book Allocations. Sections 7.1(a) and (b) set forth the general rules for book allocations to the Members. Section 7.1(c) sets forth various special rules that supercede the general rules of Sections 7.1(a) and (b).

(a)  Profit. Profits for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i)  first, each Class A Member and Class B Member shall be allocated Profits (in proportion to the aggregate Losses allocated to such Members under Section 7.1(b)(ii) for all Fiscal Years) until the aggregate allocations made to each Class A Member and Class B Member pursuant to this Section 7.1(a)(i) is equal to the aggregate Losses allocated to the Member pursuant to Section 7.1(b)(ii) for all Fiscal Years; and

(ii)  thereafter, each Class A Member and each Class B Member shall be allocated Profits in proportion to its Aggregate Percentage Interests.

(b)  Losses. Losses for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i)  first, to the Class A Members and Class B Members, if any, having positive balances in their Adjusted Capital Accounts, in proportion to and to the extent of, such positive balances; and

(ii)  thereafter, to the Class A Members and Class B Members in proportion to their Aggregate Percentage Interests.

(c)  Special Rules. Notwithstanding Sections 7.1(a) and (b), the following special allocation rules shall apply under the circumstances described:

(i)  Limitation on Loss Allocations. The Losses allocated to any Member pursuant to Section 7.1(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All items of loss or deduction in excess of the limitation set forth in this Section 7.1(c)(i) shall be allocated first, to the Member who will not be subject to this limitation, and second, any remaining amount to the Members in the manner required by the Code and the Regulations. To the extent that items of loss and deduction are allocated pursuant to this Section 7.1(c)(i) to a Member, such Member shall be allocated a corresponding amount of income and gain as may be available in the earliest subsequent Fiscal Year to offset such allocation of loss and deduction.

(ii)  Company Minimum Gain. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). This Section 7.1(c)(ii) is intended to comply with the charge back of items of income and gain requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iii)  Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). This Section 7.1(c)(iii) is intended to comply with the charge back of items of income and gain requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iv)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),(5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such Adjusted Capital Account Deficit of such Member as quickly as possible.

(v)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in the same ratios that Profit is allocated for the taxable year in accordance with Regulations Section 1.704-2(b)(1). If the Executive Committee determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Executive Committee is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)  Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the economic risk of loss (as described in Regulations Section 1.704-2(b) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(vii)  Curative Allocations. The allocations set forth in Sections 7.1(c)(i) through 7.1(c)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Section 7.1(c) (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations (including anticipated future Regulatory Allocations) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(viii)  Change in Regulations. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article VII would not be respected for federal income tax purposes, the Executive Committee shall make such reasonable amendments to this

Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member, pursuant to this Agreement.

(ix)  Non-Recourse Liabilities. “Excess non-recourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be allocated in the same ratio that Profit is allocated for the taxable year.

7.2  Tax Allocations.

(a)  In General. Allocations for tax purposes of items of income, gain, loss, deduction and basis therefor, shall be made in the same manner as allocations for book purposes set forth in Section 7.1. Allocations pursuant to this Section 7.2 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(b)  Special Rules.

(i)  Elimination of Book/Tax Disparities. In determining a Member’s allocable share of Company taxable income, the Member’s allocable share of each item of Profit and Loss shall be properly adjusted to reflect the rules and principles of Code Section 704(c) and Regulations Section 1.704-3. This Section 7.2(b)(i) is intended to comply with the requirements of Code Section 704(c) and Regulations Sections 1.704-1(b)(2)(iv)(d) and (f) and shall be interpreted consistently therewith. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.

(ii)  Allocation of Items Among Members. Except as otherwise provided in Section 7.2(b)(i), each item of income, gain, loss and deduction and all other items governed by Code Section 702(a) shall be allocated among the Members in proportion to the allocation of Profits, Losses and other items to the Members hereunder, provided that any gain recognized from any disposition of a Company asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in accordance with Regulations Section 1.1245-1(e), if applicable, or with any other applicable provision of the Regulations and, if no such provision is applicable, in the same ratio as the prior allocations of Profits and Losses and other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Member.

(c)  Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7.2 and hereby agree to be bound by the provisions of this Section 7.2 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.

7.3  Transferred Interests. If any Membership Interest (or portion thereof) is sold, assigned or transferred during any Fiscal Year, then Profit, Loss, each item thereof and all other items realized by the Company during such Fiscal Year shall be divided and allocated between the Members by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members.

7.4  Section 754 Election. In the event of a Transfer of a Membership Interest permitted under this Agreement, the Company shall, at the request of the transferee Member, file an election under Section 754 of the Code to adjust the basis of the assets of the Company in accordance with the provisions of Section 743 of the Code. Any costs associated with such election (such as accounting fees) shall be borne by the transferee Member.

7.5  Tax Matters Member.

(a)  For purposes of Code Sections 6221 through 6223, the Managing Member from time to time shall also be, and is hereby designated as, the “tax matters partner” of the Company (the “Tax Matters Member”).

(b)  The Tax Matters Member shall make an election under Code Section 6231(a)(i)(B)(ii) with the Company’s first tax return to be filed after the effective date of this Agreement to have Code Sections 6221 to 6234, inclusive, apply to the Company.

(c)  The Tax Matters Member shall, within ten days (or such shorter period of time as is reasonably practicable) of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, deliver a copy of such notice to each Member. The Tax Matters Member shall cooperate with any Member, and shall take such action as may be required to be taken by the Tax Matters Member, to cause such Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving written notice thereof within 10 business days (or such shorter period of time as is reasonably practicable) after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in its capacity as Tax Matters Member.

(d)  The Tax Matters Member shall not take any action that may be taken by a “tax matters partner” under Code Section 6221 through 6234 unless (i) it has first given the other Members written notice of the contemplated action at least ten business days prior to the applicable due date of such action and (ii) it has received the unanimous written consent of the other Members to such contemplated action; provided, however, that unless the Tax Matters Member is notified otherwise no later than two business days prior to any date by which the Tax Matters Member must act as set forth in any notice received from the Internal Revenue Service, the Code or the regulations promulgated thereunder, such other Members shall be deemed to have given their consent.

(e)  At least 20 days prior to the due date for the filing of any federal income tax return of the Company, the Tax Matters Member shall provide a proposed draft of such return to the Members for their approval. If the Members approve such return, the return shall be filed as approved. Failure to provide the Tax Matters Member with written notice that the

Members do not approve such return within 10 days from the receipt thereof by the Members shall be deemed approval by the Members. In the event the Members do not approve such return, and the Members and Tax Matters Member are otherwise unable to resolve their differences with regard to such return, the matter shall be submitted to an independent, nationally recognized accounting firm, the decision of which shall be final. The cost of retaining such accounting firm with respect to resolving such dispute shall be borne by the Company. The Tax Matters Member shall provide a draft or final copy of any tax return to a Member upon written request by such Member.

(f)  Without limiting and in addition to the foregoing, for tax proceedings, matters and claims in excess of $3 million, the Tax Matters Member shall not initiate any legal or administrative proceedings on behalf of the Company or a Company Subsidiary in respect of or relating to any tax proceedings or other tax matters, or agree to the settlement of any claims in respect of or relating to any tax proceedings or other tax matters, without first consulting with the Executive Committee a reasonable period of time prior to taking any such action.

ARTICLE VIII.
TRANSFER/ADMISSION MATTERS

8.1  Transfer Restrictions. ETP, CCE and any other Person holding, directly or indirectly, a Class A Membership Interest or Class B Membership Interest may Transfer all or any portion of its Membership Interest only in accordance with the provisions of this Article VIII; provided, that ETP, CCE and any other Person holding, directly or indirectly, a Class A Membership Interest or Class B Membership Interest may Transfer all or any portion of its Membership Interest to an Affiliate with prior notice to the Executive Committee and upon satisfaction of the provisions of Section 8.3. Notwithstanding any provision hereof to the contrary, no Class A Member may Transfer any Membership Interest to any person that is a Class A Prohibited Transferee and no Class B Member may Transfer any Membership Interest to any person that is a Class B Prohibited Transferee.

8.2 Right of First Offer. If any Class A Member or Class B Member (a “Transferring Member”) desires to Transfer all or any portion of its Class A Membership Interest or Class B Membership Interest, as applicable (the “Specified Interest”), to any Third Party Purchaser, such Transferring Member shall first give notice thereof (the “Offer Notice”) to the other Class A Members and Class B Members (the “Non-Transferring Members”), specifying the price (the “Specified Price”) and other terms (the “Specified Terms”) at and on which such Transferring Member is willing to sell the Specified Interest. The delivery of the Offer Notice by the Transferring Member to the Non-Transferring Members shall constitute an offer by the Transferring Member to negotiate in good faith to sell to the Non-Transferring Members the Specified Interest at the Specified Price upon the Specified Terms. The Non-Transferring Members shall each have 30 Business Days (the “Acceptance Period”) from and including the date it receives the Offer Notice to accept such offer, which acceptance shall be in the form of a written notice (the “Acceptance Notice”) to the Transferring Member. Each Non-Transferring Member wishing to accept such offer (each, an “Accepting Member”) shall thereafter negotiate in good faith with the Transferring Member. If more than one Non-Transferring Member shall wish to purchase the Specified Interest, each such Non-Transferring Member shall be entitled to purchase a proportionate share of the Specified Interest on the basis of its Aggregate Percentage

Interest. If the Accepting Member(s) and the Transferring Member fail to execute a definitive purchase agreement within 30 Business Days following receipt by the Transferring Member of the applicable Acceptance Notice(s), or if the sale of the Specified Interest to the Non-Transferring Member(s) is not consummated within 60 days following such receipt of the Acceptance Notice, the offer set forth in this Section 8.2 shall then automatically expire, and such Transferring Member may Transfer the Specified Interest, subject to the other terms of this Agreement, for a price and on terms and conditions substantially no more favorable to the purchaser than those offered by the Transferring Member; provided, however, that if the Transferring Member shall fail to sell the Specified Interest or any portion thereof within 180 days from such expiration, the Specified Interest or such non-transferred portion of the Specified Interest shall again be subject to the right of first offer contained in this Section 8.2.

8.3  Transfer Requirements. Notwithstanding anything to the contrary contained herein, the Company shall not recognize for any purpose any purported Transfer of all or any portion of a Member’s Membership Interest unless:

(a)  the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both transferor and transferee, together the written agreement of the transferee to become a party to and be bound by this Agreement, which shall be in form and substance reasonably satisfactory to the Executive Committee;

(b)  such Transfer shall have been made in accordance with all applicable laws and regulations and all necessary governmental consents shall have been obtained and requirements satisfied, including without limitation, compliance with the Securities Act, and applicable state blue sky and securities laws, and such Transfer will not cause the Company to breach or violate any applicable law;

(c)  such Transfer will not cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h)) or does not otherwise cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(d)  such Transfer will not result in a termination of the Company for purposes of Section 708 of the Code ;

(e)  all necessary instruments reflecting such admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members; and

(f)  such Transfer will not result in the occurrence of an event of default or similar occurrence (whether immediately or with the giving of notice, the passage of time or both) under the terms of any of the Credit Facilities;

provided, however, that the foregoing provisions of this Section 8.3 shall not apply to the Transfers contemplated by the Redemption Agreement.

The Executive Committee may request an opinion of counsel (which counsel shall be chosen by the non-transferring Member but shall be reasonably satisfactory to the transferee Member) with respect to any of the foregoing or any other matters that the Executive Committee reasonably deems appropriate in respect of any such Transfer. In addition, the Executive Committee, upon unanimous consent, may waive any of the foregoing provisions. Notwithstanding the foregoing, a Transferring Member need not comply with Section 8.3(d) if such Transferring Member indemnifies each other Member in a manner and amount reasonably satisfactory to each such other Member for any adverse tax effects that would result from such termination.

8.4  Admission of a Member. A Person may be admitted as Class A Member or a Class B Member upon satisfaction of the relevant requirements of this Article VIII or with the unanimous written consent of the Class A Members and the Class B Members. Upon such admission, such Member shall be designated as either a Class A Member or a Class B Member, and the Managing Member shall amend Exhibit A appropriately to reflect the admission of such Person as a Member.

8.5  Cooperation by Members. If any Member wishes to Transfer all or a portion of its Membership Interest in accordance with the provisions of this Article VIII, each other Member shall use its reasonable efforts to assist the Member seeking to make such Transfer as such Member may reasonably request.

ARTICLE IX.
BOOKS AND RECORDS; BANK ACCOUNTS

9.1  Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept or caused to be kept by the Managing Member at the principal place of business of the Company. Such books and records will be kept on the basis of a calendar year, and will reflect all Company transactions and be appropriate and adequate for conducting the Company’s business. By February 28 of each year, the Tax Matters Member shall provide each Member of Holdings with an estimate of its allocable share of the preceding year’s taxable income, loss, credit and certain other information necessary for the Members to file a complete tax return.

9.2  Reporting Requirements.

(a)  Members Holding 5% Membership Interests. The Managing Member shall prepare, or cause to be prepared, and shall deliver a financial report (audited in the case of a report sent as of the end of a Fiscal Year and unaudited in the case of a report sent as of the end of a quarter) to each holder of 5% or more of the outstanding Class A Membership Interests and to each holder of 5% or more of the outstanding Class B Membership Interests within 120 days after the end of each Fiscal Year (commencing after the date of this Agreement) and 60 days after the end of each of the first three quarters of each Fiscal Year (commencing with the first full quarter after the date of this Agreement), setting forth for such Fiscal Year or quarter:

(i)  the assets and liabilities of the Company and the Company Subsidiaries, on a consolidated and consolidating basis, as of the end of such Fiscal Year or quarter;

(ii)  the net profit or net loss of the Company and the Company Subsidiaries, on a consolidated and consolidating basis, for such Fiscal Year or quarter;

(iii)  the cash flows of the Company and the Company Subsidiaries, on a consolidated and consolidating basis, for such Fiscal Year or quarter; and

(iv)  in the case of a Fiscal Year only, such Class A Member’s or such Class B Member’s closing Capital Account balance as of the end of such Fiscal Year.

(b)  Members Holding 20% Membership Interests. The Managing Member shall prepare, or cause to be prepared, and shall deliver to each Member holding 20% or more of the outstanding Class A Membership Interests and to each Member holding 20% or more of the outstanding Class B Membership Interests as promptly as practicable such information regarding the Company and each Company Subsidiary as such Member shall reasonably request.

9.3  Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Executive Committee. The funds of the Company will not be commingled with the funds of any other Person. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized representatives of the Company.

ARTICLE X.
DISSOLUTION AND LIQUIDATION

10.1  Dissolution. The Company shall be dissolved upon the approval of the Members required by Section 4.4(c)(i).

10.2  Distribution on Dissolution.

(a)  Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of assets pursuant to the provisions of this Section. So long as it shall then be a Member, CCE shall act as the Liquidating Trustee. If CCE shall not then be a Member or if it is unable to act as Liquidating Trustee, then the Members shall appoint another Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions provided herein.

(b)  Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Members all or any portion of the Company’s assets in kind. If any assets are to be distributed in kind, the Liquidating Trustee shall ascertain the fair market value (by appraisal or other reasonable means) of such assets, and each Member’s Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the Profit or Loss recognized thereby had been allocated to and among the Members in accordance with Article VII.

(c)  All assets of the Company shall be applied and distributed in the following order:

(i)  first, to the payment and discharge of all the Company’s debts and liabilities to creditors, including liabilities to Members who are creditors, to the extent otherwise permitted by law;

(ii)  second, to establish such reserves as the Liquidating Trustee may deem reasonably necessary (and if the Liquidating Trustee shall be a Member, with the approval of Members holding at least two-thirds of all Membership Interests) for contingent or unforeseen liabilities or obligations of the Company; and

(iii)  thereafter, to the Class A Members and the Class B Members in accordance with Section 6.1.

10.3  Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in this Article X, the Company shall be terminated, and the Members shall cause the cancellation of the Certificate and all amendments thereto, and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE XI.
GENERAL

11.1  Title to Company Property. All property owned by the Company, including, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

11.2  Severability. Every provision of this Agreement is intended to be severable. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of this Agreement.

11.3  Governing Law. This Agreement and rights and obligations of the parties hereto with respect to the subject matter hereof will be interpreted and enforced in accordance with, and governed exclusively by, the law of the State of Delaware, excluding the conflicts of law provisions thereof.

11.4  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors, heirs and assigns.

11.5  Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to any property of the Company.

11.6  Headings. The headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.7  Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, with the same effect as if all parties had signed the same documents, each of which will be considered an original, but all such counterparts together will constitute but one and the same Agreement. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.8  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement and the exhibits hereto supersede all prior written and all prior and contemporaneous oral agreements, understandings, negotiations and representations between the parties with respect to such subject matter.

11.9  Amendment. Except in the case of a modification of Exhibit A to be made by the Managing Member as expressly contemplated by the terms of this Agreement, including Section 5.2, this Agreement may be amended only by an instrument in writing signed by all of the Members. Promptly following any amendment to this Agreement (including any modification to Exhibit A by the Managing Member), the Managing Member shall provide a true and complete copy thereof to each other Member.

11.10  Securities Law Matters. The Members agree and acknowledge that their Membership Interests are being acquired by them for investment purposes only and not with a view to any sale thereof; that they have had adequate opportunity to obtain from representatives of the Company and others all information necessary for purposes of evaluating the merits and risks of holding a Membership Interest; that they are able to bear the economic risk of holding their Membership Interests hereunder for an indefinite period; that the Membership Interests are illiquid assets and that there is no market in which to effectuate a resale thereof or any portion thereof; and that, in any event, the resale of their Membership Interests cannot be effectuated except pursuant to compliance with the registration requirements under the Securities Act or an exemption therefrom.

11.11  Notices.

(a)  Each notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person or by first class United States mail, postage prepaid, to the party to whom addressed or by any nationally known overnight courier service to the address specified on Exhibit A or to such other address as the party may advise the Executive Committee, the Managing Member and the other Members as its address for notice hereunder.

(b)  All notices shall be deemed given upon the earlier to occur of: (i) the date of actual receipt; (ii) the date of refusal of delivery; and (iii) (A) as to hand delivery, the date of delivery, (B) as to facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided, (C) as to overnight courier service, the date following the deposit with the overnight courier service, and (D) as to the US Mails, three business days after depositing in the US Mails.

11.12  Construction. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Company or other third parties.

11.13  Submission to Jurisdiction; Consent to Service of Process.

(a) Any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated by this Agreement, and any and all Actions related to the foregoing shall be filed and maintained exclusively in the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch, of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof.

(b) The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.11.

11.14  No Consequential or Punitive Damages. No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

11.15  Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Member of the same or any other obligation of such other Member under this Agreement. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement.

11.16  Confidentiality. Each Member shall hold, and shall cause its Affiliates to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, the contents of any reports, financial statements, budgets or other information delivered to any Member pursuant to Section 9.2 (“Confidential Information), except to the extent that such Confidential Information (i) has been or has become (A) generally available to the public other than as a result of disclosure by any party hereunder or an Affiliate of a party or (B) available to the public on a non-confidential basis from a source other than an Affiliate of a party entitled to the protection offered hereby, or (ii) is required to be disclosed under applicable law or stock exchange rules; provided, however, the applicable Member shall use, and shall cause its Affiliates to use, commercially reasonable efforts to give each other Member prior notice of any such disclosure in sufficient time to enable each other Member to protect any such information. However, nothing contained in this Section shall preclude the disclosure of Confidential Information, on the condition that it remain confidential, to auditors, attorneys, lenders, financial advisors, members, limited partners and other Persons in connection with the performance of their duties as delegated or requested by any Member hereof.

11.17  Public Announcement. The Members shall consult with each other before issuing any press release relating to the Company or the Company Subsidiaries and shall not issue any such press release or make any such public statement without the prior consent of the other Members, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Member may, without consulting with any other Member and without the prior consent of the other Members, issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable law or stock exchange rules if it has used all reasonable efforts to consult with the other Members.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CLASS A MEMBERS
CCE ACQUISITION, LLC

By:____________________
Name:
Title:

CCEA CORP.

By:____________________
Name:
Title:

CLASS B MEMBER
ENERGY TRANSFER PARTNERS, L.P.

By:  Energy Transfer Partners, GP, L.P.,
its general partner

By:  Energy Transfer Partners, L.L.C.,
its general partner

By:____________________
Name:
Title:

Signature Page
Second Amended and Restated Limited Liability Company Agreement of CCE Holdings, LLC

TABLE OF CONTENTS

		Pages
Article I.	DEFINITIONS ...	1
1.1	Defined Terms ...	1
1.2	Interpretive Matters ....................................................................................................................................................................................................	10
Article II.	ORGANIZATIONAL MATTERS .............................................................................................................................................................................	11
2.1	Formation ...	11
2.2	Name ...	11
2.3	Principal Place of Business .......................................................................................................................................................................................	11
2.4	Registered Office and Agent ....................................................................................................................................................................................	11
2.5	Term ...	11
Article III.	BUSINESS OF THE COMPANY ..............................................................................................................................................................................	12
3.1	Purpose ...	12
Article IV.	MANAGEMENT OF COMPANY ...........................................................................................................................................................................	12
4.1	Executive Committee ..................................................................................................................................................................................................	12
4.2	Actions Requiring Executive Committee Approval ..............................................................................................................................................	14
4.3	Management of the Company ..................................................................................................................................................................................	16
4.4	Member Rights and Obligations ..............................................................................................................................................................................	17
4.5	Limitation of Liability .................................................................................................................................................................................................	18
4.6	Indemnification ...	19
Article V.	CONTRIBUTIONS ......................................................................................................................................................................................................	19
5.1	Capital Contributions .................................................................................................................................................................................................	19
5.2	No Right to Interest or Return of Capital ................................................................................................................................................................	19
5.3	No Third Party Rights ................................................................................................................................................................................................	19
Article VI.	DISTRIBUTIONS ...	19
6.1	Cash Flow ...	19
6.2	Amounts Whithheld for Taxes .................................................................................................................................................................................	20
6.3	Minimum Distribution for Taxes ...............................................................................................................................................................................	20
Article VII.	ALLOCATIONS ...	20
7.1	Book Allocations ...	20
7.2	Tax Allocations ...	23
7.3	Transferred Interests ..................................................................................................................................................................................................	23
7.4	Section 754 Election ....................................................................................................................................................................................................	24

i

7.5	Tax Matters Member ..................................................................................................................................................................................................	24
Article VIII.	TRANSFER/ADMISSION MATTERS ...................................................................................................................................................................	25
8.1	Transfer Restrictions .................................................................................................................................................................................................	25
8.2	Right of First Offer .....................................................................................................................................................................................................	25
8.3	Transfer Requirements ..............................................................................................................................................................................................	26
8.4	Admission of a Member ...........................................................................................................................................................................................	27
8.5	Cooperation by Members .........................................................................................................................................................................................	27
Article IX.	BOOKS AND RECORDS; BANK ACCOUNTS ....................................................................................................................................................	27
9.1	Books and Records ...................................................................................................................................................................................................	27
9.2	Reporting Requirements ...........................................................................................................................................................................................	27
9.3	Bank Accounts ...	28
Article X.	DISSOLUTION AND LIQUIDATION ...................................................................................................................................................................	28
10.1	Dissolution ...	28
10.2	Distribution on Dissolution .....................................................................................................................................................................................	28
10.3	Cancellation of Certificate ........................................................................................................................................................................................	29
Article XI.	GENERAL ...	29
11.1	Title to Company Property ......................................................................................................................................................................................	29
11.2	Severability ...	29
11.3	Governing Law ...	29
11.4	Successors and Assigns .........................................................................................................................................................................................	29
11.5	Waiver of Action for Partition ................................................................................................................................................................................	29
11.6	Headings ...	30
11.7	Counterparts; Facsimile ...........................................................................................................................................................................................	30
11.8	Entire Agreement ......................................................................................................................................................................................................	30
11.9	Amendment ...	30
11.10	Securities Law Matters ............................................................................................................................................................................................	30
11.11	Notices ...	30
11.12	Construction ...	31
11.13	Submission to Jurisdiction; Consent to Service of Process ..............................................................................................................................	31
11.14	No Consequential or Punitive Damages ...............................................................................................................................................................	31
11.15	Waiver ...	31
11.16	Confidentiality ...	31
11.17	Public Announcement .............................................................................................................................................................................................	32

ii